Exhibit 10.29

ZYNGA INC.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

On January 18, 2012, the Compensation Committee of the Board of Directors (the “Board”) of Zynga Inc. (the “Company”) approved the following compensation policy (the “Policy”) for non-employee directors of the Company, effective retroactive to January 1, 2012. For purposes of this Policy, a “Non-Employee Director” is a director who has not served as an employee or executive officer of the Company or its affiliates or otherwise provided services to the Company or its affiliates in a capacity other than as a director during the preceding year.

Each Non-Employee Director will be eligible to compensatory equity awards under the Company’s 2011 Equity Incentive Plan (the “Plan”) as consideration for service on the Board. All grants under this Policy will be made automatically in accordance with the terms of this Policy and the Plan, without the need for any additional corporate action by the Board or the Compensation Committee of the Board. Vesting of all equity awards granted under this Policy is subject to the Non-Employee Director’s “Continuous Service” (as defined in the 2011 Plan) from the date of grant through each applicable vesting date. Each equity award granted under this Policy will be subject to the Company’s standard form of Restricted Stock Unit Agreement, as most recently adopted by the Board for use under this Policy.

Annual Equity Award. Each year, on the date of the first regular annual meeting of the Company’s stockholders (the “Annual Meeting”), the Company will automatically grant each continuing Non-Employee Director who is re-elected at such meeting, restricted stock units of Class A Common Stock (collectively, the “Annual Equity Award”) with an aggregate value on the date of grant equal to the Base Annual Retainer plus, with respect to the Chairperson of the Audit Committee, the Committee Retainer, in each case as set forth in the table below. The Annual Equity Award will vest, subject to continued service, on the 15th day of the month of the one year anniversary of the Annual Meeting (the “Vesting Date”).

Pro-Rated Annual Equity Award for New Non-Employee Directors. If an individual first becomes a Non-Employee Director other than at the Annual Meeting, the Company will automatically grant such new Non-Employee Director, on the date that he or she is first elected or appointed to the Board, restricted stock units of Class A Common Stock with an aggregate value on the date of grant equal to the pro rata portion of the Annual Equity Grant, which pro rata portion reflects a reduction for each month prior to the date of grant that has elapsed since the preceding Annual Meeting (the “Pro-Rated Annual Equity Award”).

Board Compensation1

Base Annual Retainer	$250,000
Committee Retainer For Serving as Chairperson of the Audit Committee	$50,000

[1]

The number of restricted stock units granted will be equal to (i) the applicable dollar value set forth above, divided by (ii) the Fair Market Value (as defined in the Plan) of the Class A common stock of the Company on the date of grant.

Expense Reimbursement. All Non-Employee Directors will be entitled to reimbursement from the Company for their reasonable travel (including airfare and ground transportation), lodging and meal expenses incident to meetings of the Board or committees thereof. The Company will also reimburse directors for attendance at director continuing education programs that are relevant to their service on the Board and which attendance is pre-approved by the Chair of the Nominating and Corporate Governance Committee or Chair of the Board. The Company will make reimbursement to a Non-Employee Director within a reasonable amount of time following submission by the Non-Employee Director of reasonable written substantiation for the expenses.